EXHIBIT 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 25, 2014

Simulations Plus Reports FY2014 and Fourth Quarter FY2014 Financial Results

Full Fiscal Year Pharmaceutical Software and Services Up 13.8%, Fourth Quarter Revenues up 27.4%

LANCASTER, CA, November 25, 2014 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of software for pharmaceutical discovery and development, today reported its financial results for its 2014 fiscal year (FY14) and fourth quarter (4Q14) ended August 31, 2014.

On September 2, 2014, Simulations Plus acquired Cognigen Corporation, a leading provider of pharmacometric modeling and simulation services and clinical pharmacology consulting for the pharmaceutical and biotechnology industries. Pursuant to the agreement, Cognigen has become a wholly owned subsidiary of Simulations Plus and is continuing to operate under the Cognigen name. The acquisition is expected to add approximately $5 million to the revenues of the combined company in the coming fiscal year. As a result of the acquisition, the total number of Simulations Plus employees increased from 30 to 65.

In 1997, Simulations Plus entered into a royalty agreement with Therapeutic Systems Research Laboratories (TSRL), pursuant to which royalties were paid to TSRL from revenues on each license for GastroPlus basic software. On May 15, 2014, the Company entered into a buyout agreement with TSRL. Under the terms of the Agreement, Simulations Plus will no longer pay royalties on each license of the GastroPlus software. The buyout of the prior agreement will be amortized at a constant rate of $150,000 per quarter until it is completely amortized, after which no further expense will be incurred. For most quarters, this will result in a savings over the royalty payments that would have been made in the past.

Results for the 2014 fiscal year (FY14):

•	Revenues were $11.46 million, representing an increase of 13.8% over $10.07 million in FY13
•	SG&A expense increased 25.1% to $4.44 million from $3.55 million in FY13
o	As a percent of sales, SG&A increased to 38.7% from 35.3% in FY13
▪	Almost 75% of the 3.4% increase was from one-time legal expense increases associated with the Cognigen acquisition
•	R&D expense was $0.95 million, an increase of 18.7% from $0.80 million in FY13
•	Net income was $3.03 million, representing an increase of 4.8% from $2.89 million in FY13
•	Net income from operations increased 9.0%
•	The company’s effective income tax rate increased approximately 0.65% to 33%
•	Net income per fully diluted share was $0.184, representing an increase of 4.3% from $0.177 for FY13
•	Cash decreased to $8.6 million, representing a decrease of $1.6 million, or 15.4%, from $10.2 million at the end of FY13
o	The decrease was mainly due to $2.5 million used toward the buyout of a former royalty agreement with TSRL
•	Shareholders’ equity increased to $15.4 million, representing an increase of $1.2 million, or 8.4%, from $14.2 million at the end of FY13
o	This increase was mainly due to the issuance of $1.0 million of stock as part of the buyout of the former royalty agreement with TSRL.

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Results for the fourth quarter FY14 (4Q14):

•	Revenues were $2.0 million, representing an increase of 27.4% over $1.6 million in 4Q13
o	In the fourth quarter, after the preliminary revenues release, the Company recognized an additional $193,000 of revenues based on the final annual review of deferred revenues

•	SG&A increased 23.4% to $1.06 million from $0.86 million in 4Q13
o	Almost 85% of the 23.4% increase was due to one-time costs associated with the Cognigen acquisition

•	R&D expense was $0.20 million, an increase of 20.2% from $0.17 million in 4Q13
•	Net income was $0.25 million, representing a decrease of 29.8 % over $0.35 million in 4Q13, due primarily to one-time charges for the Cognigen acquisition

•	Earnings per fully diluted share were $0.013, representing a decrease of 10.4% over $0.015 in 4Q13

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our continued growth is a tribute to our marketing and sales staff and our scientific team, whose ongoing efforts to keep us out in front of the technologies in which we specialize have enabled us to hold onto our leadership position in a competitive market. The new developments now underway are expected to continue this trend, and we believe our continued aggressive marketing and sales program and training workshops have been bolstering our pipeline for continued growth.”

Mr. Woltosz continued, “With the strategic acquisition of Cognigen just after the close of this reporting period, we are positioned to lead the way to the integration of mechanistic physiologically based pharmacokinetics (PBPK) modeling as a critical support tool for clinical pharmacology. This is an exciting step forward for both Simulations Plus and Cognigen. Dr. Ted Grasela, the former President of Cognigen, has been appointed President of the combined companies and has joined the board of directors. I remain as Chairman and CEO. At my request, my new contract reduced my time to 60% of my productive time with a proportionate reduction in salary and benefits. We have started the process of integrating the management teams of both companies. I’m especially looking forward to devoting my time to products, services, and business development.”

Dr. Grasela added, “I have been impressed with the talented team at Simulations Plus, the loyalty of the end users of our software, and the creative applications of our software to address challenges in pharmaceutical research and development. I remain excited about the opportunities this merger affords for the future of modeling and simulation activities within the discipline of clinical pharmacology. The recent push by regulatory agencies to use PBPK, a strength of Simulations Plus, in clinical pharmacology, a strength of Cognigen, makes the timing of this merger ideal.”

John Kneisel, chief financial officer for Simulations Plus, said: “We completed another record fiscal year, with revenues increasing 13.8% and net income topping the $3 million mark for the first time. We also set a new record for 4th quarter revenues. We continued to invest in R&D, through the expansion of scientific staff as well as salary increases for existing staff, strengthening our competitive position. The SG&A increase of 25.1% was due to increased commission expenses based on higher sales made by our dealers in Japan and China, and approximately $290,000 in nonrecurring legal expenses associated with document review and negotiations associated with the TSRL agreement, as well as extensive due diligence associated with the September 2014 acquisition of Cognigen Corporation.”

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John DiBella, vice president for marketing and sales for Simulations Plus, said: “4Q14 was very strong for software sales, as revenue from new licenses comprised 25.5% of total revenue, and renewal rates, in terms of both accounts and revenue, exceeded 90%. Consulting service revenue saw a 7% decrease compared to 4Q13. For FY14, revenue from new licenses comprised 18.6% of total revenue, with 77 new organizations, or new departments at existing organizations, now utilizing our technology. Included among these new licenses were orders from major regulatory agencies in the US, Europe, and Asia, along with companies outside our core pharmaceutical market. We also experienced a robust 91% account, and 96% revenue, renewal rate for the year. With our continued focus on education and training, coupled with the release of MembranePlus™ and upgrades to several existing products, we are in a good position to capitalize on the increased adoption of modeling & simulation technology across several industries.”

Investor Conference Call November 25, 2014, 4:15 PM EST/1:15 PM PST

A conference call will be webcast live and may be accessed by first registering at the following website: https://attendee.gotowebinar.com/register/1195372911604984578. Upon registering, you will receive a confirmation e-mail with a unique link and instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (415) 655-0051, and enter access code 938-068-155.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We also provide consulting expertise to pharmaceutical and chemical companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Tables follow

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SIMULATIONS PLUS, INC.

STATEMENTS OF OPERATIONS

For the years ended August 31, 2014 and 2013

	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$8,614,929	$10,179,298
Prepaid income taxes	748,359	301,573
Accounts receivable, net of allowance for doubtful accounts of $0	1,708,158	1,910,615
Contracts receivable	158,914	203,913
Prepaid expenses and other current assets	188,160	192,173
Deferred income taxes	114,846	184,258
Total current assets	11,533,366	12,971,830
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $6,609,283 and $5,801,578	3,452,541	2,891,169
Property and equipment, net	95,242	117,987
Intellectual property, net of accumulated amortization of $193,750 and $11,250	5,881,250	63,750
Other assets	18,445	18,445
Total assets	$20,980,844	$16,063,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$130,547	$146,011
Accrued payroll and other expenses	340,709	311,209
Accrued bonuses to officer	120,000	60,000
Other current liabilities	19,859	19,859
Current portion - Contract payable	750,000	–
Deferred revenue	30,370	89,227
Total current liabilities	1,391,485	626,306

Long-term liabilities
Deferred income taxes	2,375,874	1,146,389
Payments due under Contract payable	1,750,000	–
Other long-term liabilities	28,134	47,993
Total liabilities	5,545,493	1,820,688

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,349,955 and 16,030,894 shares issued and outstanding	4,821	4,502
Additional paid-in capital	6,085,427	4,842,794
Retained earnings	9,345,103	9,395,197
Total shareholders' equity	15,435,351	14,242,493

Total liabilities and shareholders' equity	$20,980,844	$16,063,181

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SIMULATIONS PLUS, INC.

STATEMENTS OF OPERATIONS

For the years ended August 31, 2014 and 2013

	2014	2013

Net sales	$11,460,880	$10,070,770
Cost of sales	1,629,069	1,646,530
Gross profit	9,831,811	8,424,240
Operating expenses
Selling, general, and administrative	4,439,665	3,549,495
Research and development	952,774	802,374
Total operating expenses	5,392,439	4,351,869

Income from operations	4,439,372	4,072,371

Other income (expense)
Interest income	31,437	49,492
Miscellaneous income	–	35,488
Gain on currency exchange	42,488	99,429

Total other income (expense)	73,925	184,409

Income before provision for income taxes	4,513,297	4,256,780

Provision for income taxes	(1,487,806)	(1,370,182)

Net Income	$3,025,491	$2,886,598

Earnings per share
Basic	$0.19	$0.18
Diluted	$0.18	$0.18

Weighted-average common shares outstanding
Basic	16,173,674	15,996,432
Diluted	16,407,751	16,319,983

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